Exhibit 99.1

Provention Bio Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Business Update

-U.S. Food and Drug Administration (FDA) filing of a Biologics License Application (BLA) and Priority

Review for teplizumab for the delay or prevention of clinical type 1 diabetes in at-risk individuals; PDUFA goal date of July 2, 2021-

RED BANK, N.J., Feb. 25, 2021 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, today reported financial results for the fourth quarter and full year ended December 31, 2020.

“2020 was a pivotal year for Provention Bio and the type 1 diabetes (T1D) landscape,” stated Ashleigh Palmer, CEO of Provention Bio. “The FDA’s filing of our BLA for teplizumab represents a momentous achievement for Provention Bio in our mission to potentially deliver the first disease-modifying T1D therapy, which may catalyze a paradigm shift in how pre-symptomatic, at-risk patients are screened and treated before the clinical diagnosis of T1D. We look forward to working closely with the FDA to support the Agency’s Priority Review, while we prepare for a potential commercial launch in the second half of this year.”

Mr. Palmer continued, “In addition to the considerable progress being made on the teplizumab regulatory front, we’re excited about the advancement of our portfolio of additional autoimmunology therapeutic candidates. Our recently initiated first-in-human study of our coxsackievirus B (CVB) polyvalent vaccine candidate, PRV-101, has the potential to be the first vaccine for the prevention of coxsackievirus B infection, a presumed trigger in the development of type 1 diabetes and celiac disease. In addition, our recent partnership agreement with Huadong Medicine not only aides the funding and execution of our PRV-3279 clinical development program in lupus, but we believe also provides external validation of our pioneering business model focused on intercepting and preventing serious, debilitating and life-threatening autoimmune diseases.”

Fourth Quarter 2020 and Recent Corporate Highlights:

FDA Filing of a BLA and Priority Review for Teplizumab for the Delay or Prevention of Clinical Type 1 Diabetes in At-risk Individuals

In January, Provention announced that the Biologics License Application (BLA) for teplizumab for the delay or prevention of clinical type 1 diabetes (T1D) in at-risk individuals has been filed by the FDA. The FDA also granted Provention’s request for Priority Review and assigned a user fee goal date of July 2, 2021, under the Prescription Drug User-Fee Act (PDUFA). In its acceptance letter, the FDA stated that it is currently planning to hold an advisory committee meeting, tentatively scheduled for May 27, 2021. If approved, teplizumab will be the first disease-modifying therapy for T1D.

Provention is currently also evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D, the Phase 3 PROTECT study, and expects full enrollment of the study in the second half of this year.

Key Findings from Pre-clinical Proof-of-concept Study for PRV-3279 for the Prevention of Immunogenicity of Gene Therapy

In January, Provention reported results from a pre-clinical proof-of-concept study for PRV-3279, a human bispecific biologic molecule targeting the B cell surface proteins CD32B and CD79B, conducted in a murine model of gene therapy for Pompe disease. The company plans to submit the data from this study for presentation at an upcoming medical conference later in 2021.

Announced Strategic Collaboration to Develop and Commercialize PRV-3279 in Greater China with Huadong

In February, Provention and Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd., a wholly-owned subsidiary of Huadong Medicine Co., Ltd. announced that the companies had entered into a strategic collaboration to develop and commercialize PRV-3279, a DART® (bispecific antibody-based molecule) targeting the B cell surface proteins CD32B and CD79B, in Greater China (mainland China, Hong Kong, Macau and Taiwan). Under the terms of the agreement, Provention Bio will receive an upfront payment of $6 million, up to $11.5 million in research, development, and manufacturing funding, and up to $172 million in potential development, regulatory and commercial milestone payments. Provention Bio is also eligible to receive low-to-mid double-digit royalties as a percentage of net sales of PRV-3279 by Huadong in Greater China.

Initiated First-in-Human Study of Coxsackievirus B Vaccine Candidate PRV-101

In December 2020, Provention announced the initiation of PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers), a first-in-human study of its polyvalent inactivated coxsackievirus B (CVB) vaccine candidate, PRV-101. Provention is developing PRV-101 for the prevention of acute CVB infection and the potential delay or prevention of type 1 diabetes (T1D) and celiac disease. PROVENT is a placebo-controlled, double-blind, randomized first-in-human study being conducted at the Clinical Research Services Turku - CRST Oy, a clinical trial unit in Turku, Finland. Results of PROVENT are expected by the end of 2021.

Financial Highlights:

As of December 31, 2020, Provention had cash and cash equivalents and marketable securities of $121.8 million. In January 2021, the Company completed an underwritten public offering in which it sold 6,250,000 shares of common stock at a public offering price of $16.00 per share. In February 2021, the underwriters partially exercised their option to purchase an additional 587,500 shares at a price of $16.00 per share. Aggregate net proceeds from the offering were $102.3 million, after deducting underwriting discounts and commissions and other offering expenses.

Net loss for the fourth quarter of 2020 was $32.6 million, or $0.58 per basic and diluted share, compared to a net loss of $10.5 million, or $0.22 per basic and diluted share, for the fourth quarter of 2019. The fourth quarter 2020 net loss includes $8.0 million of non-cash, stock compensation expense primarily resulting from achievement of two key milestones that triggered the vesting of certain performance-based stock option grants: the completion of certain teplizumab CMC activities and the filing of the teplizumab BLA. In addition, the overall increase in net loss was primarily attributable to teplizumab related CMC costs, PROTECT study costs, BLA preparation costs, precommercial costs, and medical affairs expenses. Cash-based operating expense for the fourth quarter 2020 was $24.6 million.

Net loss for the full year of 2020 was $98.6 million, or $1.88 per basic and diluted share, compared to a net loss of $43.3 million, or $1.06 per basic and diluted share, for the full year of 2019. The full year 2020 net loss includes $13.2 million of non-cash, stock compensation expense. Research and development costs increased $30 million and was primarily attributable to increased costs for the teplizumab program, including manufacturing activities, the PROTECT study, and BLA submission activities. The increase in general and administrative costs of $25.3 million related primarily to precommercial activities and the build out of the Company’s commercial and corporate infrastructure during 2020. Cash-based operating expense for the year ended December 31, 2020 was $86.5 million.

Provention expects its current cash, cash equivalents and marketable securities will be sufficient to fund projected operating requirements for at least the next 12 months.

Conference Call and Webcast Information:

Provention Bio will discuss these business updates and fourth quarter and full year 2020 financial results via conference call today at 8:00 am ET. To access the call, please dial 1-877-870-4263 (domestic) or 1-412-317-0790 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call”. An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated disease. The Biologics License Application (BLA) for teplizumab, its lead investigational drug candidate, for the delay or prevention of clinical type 1 diabetes in at-risk individuals, has been filed by the U.S. Food and Drug Administration (FDA). The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to regulatory review of the BLA submission for teplizumab and the potential approval and commercial launch of teplizumab, including timelines relating to the same and the potential therapeutic effects of teplizumab and the Company’s product candidates. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in, or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2020, quarterly reports on form 10-Q, and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

Sam Martin, Argot Partners

sam@argotpartners.com

212-600-1902

Media Contact:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808

###Financial Tables to Follow

Provention Bio, Inc.

Selected Financial Data

(in thousands, except per share data)

	Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$20,581	$8,463	$66,360	$36,359
General and administrative	12,039	2,420	33,327	8,013
Total operating expenses	32,620	10,883	99,687	44,372
Loss from operations	(32,620)	(10,883)	(99,687)	(44,372)
Interest income	44	343	583	1,087
Loss before income tax benefit	(32,576)	(10,540)	(99,104)	(43,285)
Income tax benefit	—	—	523	—
Net loss	$(32,576)	$(10,540)	$(98,581)	$(43,285)

Net loss per common share, basic and diluted	$(0.58)	$(0.22)	$(1.88)	$(1.06)
Weighted average common shares outstanding, basic and diluted	56,502	47,641	52,457	40,747

	December 31, 2020	December 31, 2019
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$121,824	$85,373
Total assets	$128,519	$85,996
Total liabilities	$17,445	$3,840
Accumulated deficit	$(177,642)	$(79,061)
Total stockholders’ equity	$111,074	$82,156